FIFTH AMENDMENT TO LEASE

THIS FIFTH AMENDMENT TO LEASE (this “Amendment”) is entered into as of the 3rd day of December 2018 (the “Effective Date”) by and between 1090 BROADWAY AVENUE DISTRIBUTION INVESTORS LLC, a Delaware limited liability company (“Landlord”) and HAVERTY FURNITURE COMPANIES, INC., a Maryland corporation (“Tenant”).

WITNESSED THAT:

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement, dated as of July 26, 2001, as amended by First Amendment to Lease, dated November, 2001, as amended by Second Amendment to Lease, dated July 29, 2002, as amended by Third Amendment to Lease, dated July 29, 2005, and as amended by Fourth Amendment to Lease, dated December 22, 2006 (the Lease, as so amended, is herein referred to as the "Lease"), pursuant to which Tenant leases certain improved real property in Braselton, Jackson County, Georgia, containing 807,990 square feet and more particularly described in the Lease (the "Premises").

WHEREAS, Landlord and Tenant now desire to amend the Lease to extend the term, adjust the base rent and for other matters set forth herein.

NOW, THEREFORE, for and in consideration of the premises and the sum of Ten and No/100
.Dollars ($10.00) and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

1. Defined Terms. Terms used herein with an initial capital letter or initial capital letters and not otherwise defined herein, shall have the meanings given such terms in the Lease.

2. Term. The Expiration Date of the primary term of the Lease is hereby extended from April 30, 2021 until April 30, 2031.

3. Base Rent. Prior to January 1, 2019, Base Rent due under the Lease shall be as set forth in the Lease. Commencing on January 1, 2019, any and all provisions in the Lease with regard to amounts of Base Rent due under the Lease during the initial term and prior to the Expiration Date shall be replaced with the following:

Rent Period	Rent Per Square Foot	Monthly Base Rent
January 1, 2019 – January 31, 2019	$0.00	$0.00
February 1, 2019 – December 31, 2019	$3.40	$228,930.50
January 1, 2020 – January 31, 2020	$0.00	$0.00
February 1, 2020 – December 31, 2020	$3.47	$233,643.78
January 1, 2021 – April 30, 2021	$3.54	$238, 357.05
May 1, 2021 – April 30, 2022	$3.20	$215,464.00
May 1, 2022 – April 30, 2023	$3.26	$219,503.95
May 1, 2023 – April 30, 2024	$3.33	$224,217.23
May 1, 2024 – April 30, 2025	$3.40	$228,930.50
May 1, 2025 – April 30, 2026	$3.46	$232,970.45
May 1, 2026 – April 30, 2027	$3.53	$237,683.73
May 1, 2027 – April 30, 2028	$3.60	$242,397.00
May 1, 2028 – April 30, 2029	$3.68	$247,783.60
May 1, 2029 – April 30, 2030	$3.75	$252,496.88
May 1, 2030 – April 30, 2031	$3.82	$257,210.15

4. Extension Options. Section 2.04 of the Lease is hereby deleted in its entirety and replaced with the following:

"2.04 Option to Extend.

(a) Exercise of Extension Option. Provided Tenant is not in default (beyond applicable notice and grace periods) pursuant to any of the terms and conditions of this Lease, at the date of both the Extension Notice and the effective date of the Extension Option, Tenant shall have the option (the "Extension Option") to renew this Lease for an additional five (5) year period (the "Extended Term") commencing on the date following the Expiration Date upon the terms and conditions  contained  in this Section 2.04. To exercise the Extension Option, Tenant shall give Landlord notice (the "Extension Notice") of intent to exercise said Extension Option not less than nine (9) months prior to the end of the current Term of the Lease. The notice shall be given as provided in Article XXII hereof. In the event Tenant exercises the Extension Option, this Lease will terminate in its entirety at the end of the Extended Term and Tenant will have no further option to renew or extend the Term of this Lease.

(b) Procedures for Determining Prevailing Market Rate.

(i)
If Tenant timely exercises the Extension Option, not later than six (6) months prior to the commencement of the Extended Term, Landlord shall deliver to Tenant a good faith written proposal of  the Prevailing Market Rate (as defined below) for the Premises for the Extended Term. Within thirty (30) days after receipt of Landlord's proposal, Tenant shall notify Landlord in writing that (i) Tenant accepts Landlord's proposal or (ii) Tenant rejects Landlord's proposal. If Tenant does not give Landlord a timely notice in response to Landlord's proposal, Landlord's proposal of Prevailing Market Rate for the Extended Term shall be deemed accepted by Tenant.

(ii)
If Tenant timely rejects Landlord's proposal, Landlord and Tenant shall first negotiate in good faith in an attempt to agree upon the Prevailing Market Rate for the Extended Term. If Landlord and Tenant are able to agree within thirty (30) days following the earlier of (i) Landlord's receipt of Tenant' s notice rejecting Landlord's proposal or (ii) the expiration of the thirty (30) day period referred to in subparagraph (b)(i) above (the "Negotiation Period"), such agreement shall constitute a determination of Prevailing Market Rate for purposes of this Section. If Landlord and Tenant are unable to agree upon the Prevailing Market Rate during the Negotiation Period, then within thirty (30) days after expiration of the Negotiation Period, the parties shall meet and concurrently deliver to each other their respective written estimates of the Prevailing Market Rate for the Extended Term, supported by the reasons therefore (respectively, "Landlord's Determination" and "Tenant's Determination"). If either party fails to deliver its Determination in a timely manner, then the Prevailing Market Rate shall be the amount specified by the other party. If the higher of such Determinations is not more than one hundred five percent (105%) of the lower of such Determinations, then the Prevailing Market Rate shall be the average of the two Determinations. If the Prevailing Market Rate is not resolved by exchange of the Determinations, the Prevailing Market Rate shall be determined as follows, each party being bound to its Determination and such Determination constituting the only two choices available to the Appraisal Panel (as hereinafter defined).

(iii)
Within thirty (30) days after the parties exchange Landlord's and Tenant's Determinations, the parties shall each appoint a neutral and impartial appraiser who shall be certified as an MAI or ASA appraiser and shall have at least ten (10) years' experience, immediately prior to his or her appointment, as a real estate appraiser of warehouse/industrial properties in the City and County where the Project is located. For purposes hereof, an "MAI" appraiser means an individual who holds an MAI designation  conferred by, and is an independent member of, the American Institute of Real Estate Appraisers (or its successor organization, or, if there is no successor organization, the organization and designation most similar), and an "ASA" appraiser means an individual who holds the Senior Member designation conferred by, and  is an independent member of, the American Society of Appraisers (or its successor organization, or, if there  is no successor organization, the organization and designation most similar). If either Landlord or Tenant fails to appoint an appraiser within said thirty (30) day period, the Prevailing Market Rate for the Extended Term shall be the Determination of the other party who timely appointed an appraiser.

Landlord's and Tenant's appraisers shall work together in good faith to appoint a neutral or impartial third party appraiser within ten (I 0) days, and notify both Landlord and Tenant of such selection. Within five (5) days following notification of the identity of the third appraiser, Landlord and Tenant shall submit copies of Landlord's Determination and Tenant's Determination to the third appraiser. The three appraisers are referred to herein as the "Appraisal Panel." The Appraisal Panel, if it so elects, may conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for rebuttal by the other party and for questioning by the members of the Appraisal Panel. The Appraisal Panel shall then work together in good faith to decide which of the two Determinations more closely reflects the Prevailing Market Rate of the Premises for the Extended Tenn. Within forty-five (45) days following the appointment of the third appraiser, the Appraisal Panel, by majority vote, shall select either Landlord's Determination or Tenant's Determination as the Prevailing Market Rate of the Premises for the Extended Term, and shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of this Lease. The Determination selected by the Appraisal Panel shall be binding upon Landlord and Tenant. The decision of the Appraisal Panel shall be final and binding upon the parties and may be enforced in accordance with the provisions of Georgia law. In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced.

(iv)
Each party shall pay the fees and expenses of the appraiser appointed by such party, and one-half of the fees and expenses of the third appraiser and the expenses incident to the proceedings of the Appraisal Panel (excluding attorneys' fees and similar expenses of the parties which shall be borne separately by each of the parties).

(c) Prevailing Market Rate. As used in this Lease, the phrase "Prevailing  Market  Rate" means  the amount that a landlord under no compulsion to lease the Premises, and a tenant under no compulsion to lease the Premises, would agree upon at arm's length as Base Rent for the Premises for the Extended Term, as of the commencement of the Extended Term. The Prevailing Market Rate shall be based upon non- sublease, non-encumbered, non-equity lease transactions recently entered into for space in the Building and in comparable buildings ("Comparison Leases") and may include periodic increases. Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (i) the length of the Extended Term compared to the lease term of the Comparison Leases; (ii) rental structure, including additional rent, and taking into consideration any "base year" or "expense stops"; (iii) the size of the Premises compared to the size of the premises under the Comparison Leases; (iv) utility, location, number of docks and efficiencies of the Premises compared to the premises under the Comparison Leases; (v) the age and quality of construction of the Building; (vi) the value of existing leasehold improvements to Tenant; and (vii) the financial condition and credit history of Tenant compared to the tenants under the Comparison Leases. In determining the Prevailing Market Rate, no consideration shall be given to (i) any rental abatement period granted to tenants in Comparison Leases in connection with the design and construction of tenant improvements, (ii) whether Landlord or the landlords under Comparison Leases are paying real estate brokerage commissions in connection with Tenant's exercise of the Extension Option or in connection with the Comparison Leases, and (iii) moving allowances paid.

(d) This Extension Option under this Section 2.04 is personal to the original Tenant under the Lease."

5. HVAC and Heat Pump Repair and Replacement. Schedule I attached hereto and incorporated herein itemizes the HVAC units (the "HVAC Units"), lieberts (the "Lieberts") and heat pumps (the "Heat Pumps" and together with the HVAC Units and the Lieberts, the "Equipment") located in the Premises, together with model numbers for each item of Equipment, to be replaced by Landlord pursuant to this Section 5 (the "Replacement List"). On or before June 30, 2019, Landlord shall, at its sole cost and expense, replace each item of Equipment scheduled for replacement, as indicated on the Replacement List. For each item of Equipment that is not so replaced by Landlord or is not recommended to be replaced pursuant to the Cajun Air Inspection Report dated July 2018 (the "Repaired Equipment"), Landlord shall implement a monitoring and replacement  program as follows.  Every two (2) Lease Years of the first six (6) Lease Years from and after the Effective Date of this Amendment, Landlord shall obtain an annual assessment of each item of Repaired Equipment from three (3) HVAC contractors selected by Landlord (the "Contractor Reports") and will review the results of such Contractor  Reports with Tenant. If the Contractor Reports indicate that the average cost to repair any item of Repaired Equipment is more than or equal to fifteen percent (15%) of the average cost to replace such Repaired Equipment (the "Replacement Criteria"), Landlord shall replace such Repaired Equipment in accordance with this Section 5. If the Contractor Reports indicate that the cost to repair such Repaired Equipment does not exceed the Replacement Criteria, Landlord shall be permitted to repair such Repaired Equipment as prescribed in the Contractors Reports. Once the cost of the cumulative repair work for any item of Repaired Equipment exceeds the Replacement Criteria, Landlord will replace such item of Equipment. Any Repaired Equipment that has not yet been replaced by Landlord pursuant to this Section 5 will be replaced by Landlord in the sixth (6"') Lease Year from and after the Effective Date of this Amendment. Any  repairs or replacements of the Repaired Equipment pursuant to this Section 5 shall be completed by Landlord on or before April 15 of the year in which such Repaired Equipment is assessed, subject to delays as a result of force majeure or delays caused by Tenant. Any Equipment replaced pursuant to this Amendment shall be replaced and installed pursuant to the specifications of the original manufacturer's current model for such item of Equipment.

In the event any item of Repaired Equipment fails during the first six (6) Lease Years from and after the Effective Date (regardless of whether it is scheduled for repair or replacement pursuant to this Section 5), and the estimated cost to repair such item of Equipment exceeds $1,000.00, Landlord shall, at its sole cost and expense, promptly repair or replace such failed Repaired Equipment within thirty (30) days following written notice from Tenant of such failure. Any and all repairs and replacements shall be conducted in accordance with industry standards for workmanship, materials, procedures and processes, in a good and workmanlike manner, and in compliance with all applicable, rules, regulations codes and laws. In no event shall the replacement costs incurred by Landlord pursuant to this Section 5 be passed through to Tenant. Prior to Landlord conducting any of the repair or replacements required pursuant to this Section 5, Landlord shall give Tenant notice as required pursuant to Section 7 hereof and submit to Tenant for approval the material specifications for such replacement; provided, however, Landlord shall only be required to give Tenant five (5) days' notice of annual assessments of the Repaired Equipment.  Tenant shall  continue  to  maintain  the  HYAC  systems  in  accordance  with  Section  9.01(f)  of the  Lease and, notwithstanding anything to the contrary in Section 9.0 l(f) of the Lease, Landlord shall be required to make any repairs, alterations and replacements to the Equipment (to the extent over $1,000 per single occurrence) during the Tenn. In the event of a conflict between Section 9.01(f) of the Lease and this Section 5, this Section 5 shall control.

5. Additional Landlord Repairs. Landlord, at Landlord ' s sole cost and expense, which cost and expense shall in no event be passed through to Tenant, perform the following repairs and improvements to the Premises to Tenant's satisfaction:

(a) On or before June 30, 2019, (i) seal coat select portions of existing asphalt, (ii) stripe and restripe existing concrete and (iii) repair damaged sections of the existing asphalt or concrete, all as indicated on Schedule 2 attached hereto and incorporated herein. Materials and workmanship shall conform to applicable state and local codes and ordinances. Landlord shall match quality and finish of original asphalt paving.

(b) On or before June 30, 2019, re-paint the existing exterior surfaces of the warehouse and office building of the Premises, including existing painted ferrous and galvanized metals, and concrete and EIFS walls. Colors shall match existing, original colors for each material. Acceptable paint manufacturers include Benjamin Moore and Sherwin Williams, and materials shall comply with applicable city, county, state and federal requirements and ordinances regarding maximum VOC content. Materials and workmanship shall conform to applicable state and local codes and ordinances, including, without limitation, applicable building codes for flame/fuel/smoke rating requirements for finishes.

(c) On or before June 30, 2019, replace the existing roof of the Premises and all accessory components of such roof, including, without limitation, membranes, crickets, gutters, flashing and scuppers in accordance with the requirements of the existing roof and the accessory components of the existing roof currently in place at the Premises. Materials, workmanship, insulation and fastening systems shall conform to applicable state and local codes and ordinances.

6. Notice of Commencement of Work. Prior to conducting any of the work required pursuant to Section 5 or Section 6 hereof, Landlord shall give Tenant twenty (20) days prior written notice and Tenant and Landlord shall work together to reach mutual agreement regarding incremental phasing of any of such work so as to minimize or avoid any interference with Tenant's regular business operations at the Premises.

7. Compliance with Laws. Without limitation on anything contained in this Amendment or the Lease, all work undertaken by Landlord pursuant to the Lease, as amended by this Amendment, shall be in compliance with all applicable federal, state, county, municipal or local government laws, ordinances, regulation s, rules and orders, including, without limitation, Environmental Laws and the Americans With Disabilities Act and the Occupational Safety and Health Act of 1970, as amended.

8. Notices. Section 22.0l(a) of the Lease is hereby amended by replacing the notice address for Tenant as follows:

Haverty Furniture Companies, Inc.
Attention:  Real Estate Director
780 Johnson Ferry Road, Suite 800
Atlanta, GA. 30342 With a copy to:
Haverty Furniture Companies, Inc.
Attention: Janet E. Taylor
780 Johnson Ferry Road, Suite 800
Atlanta, GA. 30342

9. Conflict; No Further Modification. In the event of any conflict between the Lease  and this Amendment, the terms and provisions of this Amendment shall prevail. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall continue and remain unmodified and in full force and effect and Landlord and Tenant each hereby ratifies and confirms its obligations thereunder.

10. Brokerage. Landlord and Tenant each represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with this Amendment other than Colliers International, as tenant's broker, and Seefried Properties, Inc., as Landlord's broker (collectively, the "Brokers"). Landlord shall pay all commissions due to the Brokers pursuant to a separate agreement with the Brokers. Landlord and Tenant each hereby covenants to pay, hold harmless and indemnify the other party from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any other broker or other agent with respect to this Amendment or the negotiation thereof arising out of any acts of Landlord or Tenant, as applicable.

11. Miscellaneous. This Amendment shall be binding upon and  inure to the benefit of Land lord, Tenant and their respective legal representatives, successors and permitted assigns. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument. Time is of the essence.  This Amendment  shall be subject to, governed by, and construed pursuant to the laws of the State of Georgia .

12. Ratification. Except as herein expressly modified by this Amendment, each and every term, condition, warranty and provision of the Lease remains in full force and effect, and such are hereby ratified, confirmed and approved by the parties to this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment under seal as of the day and year first above written.

TENANT:

HAVERTY FURNITURE COMPANIES, INC.,
A Maryland corporation

By: /s/ Rawson Haverty, Jr.
Name: Rawson Haverty Jr.
Title: SVP, Real Estate & Development

LANDLORD:

1090 BROADWAY AVENUE DISTRIBUTION INVESTORS LLC,
a Delaware limited liability company

By: TPF Equity REIT Operating Partnership LP, its sole member

By: TPF Equity REIT Operating Partnership GP LLC, its general partner

By: /s/ Brent Hall
Name:  Brent Hall
Title:  Executive Director

Schedule 1
 Replacement List

1090 Broadway Ave ( HAVERTY ) Equipment Inspection Report
Trane+C48+A2:Y3+A2:A2:Y40	Mechanical operation	Make	RTU #/ Heater #	Model Number	Serial Number	Filter size	QNTY	Belt size	QNTY	TON & Size	MFD	VOLT & Phase	Refrigerant & Fuel Type	Condition (good/fair/ poor)
1090 Broadway Ave	RTU-Gas	Trane	#1	YSC090A4RLA0FF000A1D00200D	206101332L	16x25x2	4	AX32	1	7.5	2002	460 V -3 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	RTU-Gas	Trane	#4	YCD240B4L0HA	203101105D	20x25x2 20x20x2	4 2	BX75	1	20	2002	460 V -3 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	RTU-Gas	Trane	#7	YSC102A4RLA0EF000A1000200D	20610303L	20x25x2	4	AX35	1	8.5	2002	460 V -3 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	RTU-Gas	Trane	#9	YSC060A4RHA0HF20	2061393L	20x30x1	2	AX26	1	5	2002	460 V -3 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	RTU-Gas	Trane	#22	YSC090A4R6A0HF000A1000200	21100564L	16x25x2	4	AX35	1	7.5	2002	460 V -3 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	RTU-Gas	Trane	#24	YSC090A4R6A0HF000A1000200	211100576L	16x25x2	4	AX35	1	7.5	2002	460 V -3 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	RTU-Gas	Trane	#25	YSC090A4R6A0HF000A1000200	211100599L	16x25x2	4	AX35	1	7.5	2002	460 V -3 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	RTU-Gas	Trane	#27	YSC090A4R6A0HF000A1000200	211100557L	16x25x2	4	AX35	1	7.5	2002	460 V -3 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	RTU-Gas	Trane	#30	YSC090A4RLA0HF000A1000200	211100584L	20x25x2	4	AX32	1	7.5	2002	460 V -3 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	RTU-Gas	Trane	#36	YSC090A4RLA29F0B0A10000B0	544100338L	16x25x2	4	AX32	1	7.5	2005	460 V -3 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	RTU-Gas	Trane	#38	YSC090A4RLA29F0B0A10000B0	544100871L	16x25x2	4	AX32	1	7.5	2005	460 V -3 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	RTU-Gas	Trane	#39	YSC090A4RLA29F0B0A10000B0	544100655L	16x25x2	4	AX32	1	7.5	2005	460 V -3 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	Heat Pump Condenser	Lennox	#3	HP26-036-5G	5805B10475	N/A		N/A		3	2005	460 V -3 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	Air Handler	Lennox	#3	NOT ABLE TO ACCESS	NOT ABLE TO ACCESS	???	????	????	????	3	2005	230 V - 1 Ph	R- 22 Refrigerant	POOR
1090 Broadway Ave	Air Handler	Trane	#4	NOT ABLE TO ACCESS	NOT ABLE TO ACCESS	???	????	????	????	2	2005	230 V - 1 Ph	R- 22 Refrigerant	POOR

SCHEDULE 2 ASPHALT REPAIR

4107898.5

SCHEDULE 2
ASPHALT REPAIR

RESTRIPE EXISTING CONCRETE TO MATCH EXISTING LAYOUT, AND REPAIR DAMAGED SECTIONS PER LEASE AMENDMENT
EXISTING BUILDING
EXISTING GRAVEL
SEAL COAT AND STRIPE EXISTING ASPHALT, AND REPAIR DAMAGED SECTIONS PER LEASE AMENDMENT
SEAL COAT EXISTING ASPHALT PER LEASE AMENDMENT
RESTRIPE EXISTING CONCRETE TO MATCH EXISTING LAYOUT, AND REPAIR DAMAGED SECTIONS PER LEASE AMENDMENT